EXHIBIT 10.2

                              ZIONS BANCORPORATION
                               AMENDMENT NO. 1 TO
                    KEY EMPLOYEE INCENTIVE STOCK OPTION PLAN



      The Key Employee Incentive Stock Option Plan (the "Plan") maintained by Zions Bancorporation under the name Zions Utah Bancorporation Key Employee Incentive Stock Option Plan, as adopted on December 28, 1981 by the Board of Directors of the Company and approved on April 28, 1982 by the shareholders of the Company, shall be and hereby is amended as follows:

1. All references in the Plan to Zions Utah Bancorporation shall be deemed to refer to Zions Bancorporation, and the Plan may hereinafter be referred to as the Zions Bancorporation Key Employee Incentive Stock Option Plan.

2. Paragraph 1.3(a) of the Plan shall be and hereby is amended to read in its entirety, as follows:

      (a) The aggregate number of shares of Common Stock with respect to which Incentive Stock Options may be granted under the Plan shall not exceed 506,000 shares of Common Stock, subject to adjustment in accordance with Section 3.1.

3. Paragraph 1.6 of the Plan shall be and hereby is amended to read in its entirety as follows:

                  The Plan shall become effective as of December 28, 1981, upon its adoption by the Board of Directors; provided, that any grant of Incentive Stock Options is subject to the approval of the Plan by the shareholders of the Company within twelve months of adoption by the Board of Directors. Unless previously terminated by the Board of Directors, the Plan shall terminate on the 20th anniversary of the effective date.

4. Paragraph 2.2 (f) of the Plan shall be deleted in its entirety and shall be of no further force or effect whatsoever.

5. These amendments shall not in any way be deemed to cause or effect an amendment of any Incentive Stock Options (as defined in the Plan) outstanding as of the date hereof.